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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated February 6, 1998 (except with respect to the matter discussed in Note 20 as to which the date is March 25, 1998), on the consolidated financial statements of Bristol Hotel Company and to the use of our report dated February 6, 1998 (expect with respect to the matter discussed in Note 18 as to which the date is March 25, 1998), on the consolidated financial statements of Bristol Hotel Asset Company (and to all references to our Firm), incorporated by reference into the Registration Statement on Form S-3 for FelCor Lodging Trust Incorporated.


                                            /s/ ARTHUR ANDERSEN LLP
                                            -------------------------

Dallas, Texas,
 August 27, 1998